Exhibit 99.1

Expedia Group Reports Fourth Quarter 2021 Results
SEATTLE, WA – February 10, 2022 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter ended December 31, 2021.

“While we experienced yet another significant travel disruption from Covid this quarter, we were pleased to see that the impact was less severe and of shorter duration than previous waves. Notably, the travel industry and traveling public prove more resilient with each passing wave, and we continue to expect a solid overall recovery in 2022, barring a change in the trajectory of the virus," said Peter Kern, Vice Chairman and CEO, Expedia Group. "As we put more of the pandemic behind us, we focus on a brighter year ahead. We are increasing our speed of innovation for travelers, our breadth of tools to help power the travel ecosystem, and our effectiveness and efficiency as a company. This is a big year of delivery for Expedia Group, and we look forward to helping drive a robust revival of our industry and great traveler experiences.”

Key Highlights
•Total revenue was $2.3 billion, down 17% compared to the fourth quarter 2019 and total gross bookings were $17.5 billion, down 25%, the lowest quarterly decline in 2021 despite the impact of Omicron.
•For the fourth quarter 2021, net income was $276 million and adjusted net income was $167 million. Adjusted EBITDA was $479 million, the highest fourth quarter in the company’s history.
•On February 1, Expedia Group provided notice to the holders of its 2.5% Senior Notes due June 2022, that the Company will redeem all of the €650 million of outstanding aggregate principal in March 2022.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Fourth Quarter 2021(1)

	Expedia Group, Inc.
Metric	Q4 2021	Q4 2020	Δ Y/Y
Stayed room night growth	74%	(61)%	NM
Gross bookings	$17,463	$7,567	131%
Revenue	2,279	920	148%
Operating income (loss)	163	(463)	NM
Net income (loss) attributable to Expedia Group common stockholders	276	(412)	NM
Diluted earnings (loss) per share	$1.70	$(2.89)	NM
Adjusted EBITDA(2)	479	(160)	NM
Adjusted net income (loss)(2)	167	(376)	NM
Adjusted EPS(2)	$1.06	$(2.64)	NM
Free cash flow(2)	142	(513)	NM

(1)All comparisons are against comparable period of 2020 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-20 herein for an explanation and reconciliation of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Full Year 2021(1)

	Expedia Group, Inc.
Metric	2021	2020	Δ Y/Y
Stayed room night growth	35%	(55)%	NM
Gross bookings	$72,425	$36,796	97%
Revenue	8,598	5,199	65%
Operating income (loss)	186	(2,719)	NM
Net income (loss) attributable to Expedia Group common stockholders	(269)	(2,687)	(90)%
Diluted earnings (loss) per share	$(1.80)	$(19.00)	(91)%
Adjusted EBITDA(2)	1,477	(368)	NM
Adjusted net income (loss)(2)	257	(1,242)	NM
Adjusted EPS(2)	$1.65	$(8.78)	NM
Free cash flow(2)	3,075	(4,631)	NM

(1)All comparisons are against comparable period of 2020 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-20 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, and Traveldoo®. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction in July 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. In October 2020, we completed the sale of SilverRail™, in April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Fourth Quarter			Full Year
	2021	2020	Δ%	2021	2020	Δ%
Retail	$1,730	$702	146%	$6,821	$3,993	71%
B2B	481	186	159%	1,460	942	55%
Corporate (Bodybuilding.com)	—	—	—	—	59	NM
Expedia Group (excluding trivago)	$2,211	$888	149%	$8,281	$4,994	66%
trivago	99	38	162%	423	280	51%
Intercompany eliminations	(31)	(6)	421%	(106)	(75)	44%
Total	$2,279	$920	148%	$8,598	$5,199	65%

For the fourth quarter of 2021, total gross bookings and total revenue both increased significantly compared to the fourth quarter of 2020. Booking trends for lodging, air, and other travel products all declined sequentially from the third quarter due to seasonality as well as the impact of the Omicron variant in the latter part of the quarter.
Both Retail and B2B segment revenue increased significantly compared to the fourth quarter of 2020. Gross bookings and revenue growth reflect an improvement in travel demand compared to the fourth quarter of 2020.

Product & Services Detail
Revenue by Service Type ($ millions)

	Fourth Quarter			Full Year
	2021	2020	Δ%	2021	2020	Δ%
Lodging	$1,713	$793	116%	$6,449	$4,051	59%
Air	65	38	68%	254	105	141%
Advertising and media	152	83	85%	603	405	49%
Other	349	6	NM	1,292	638	103%
Total	$2,279	$920	148%	$8,598	$5,199	65%

As a percentage of total revenue in the fourth quarter of 2021, lodging accounted for 75%, advertising and media accounted for 7%, air accounted for 3%, and all other revenues accounted for the remaining 15%.
Lodging revenue increased in the fourth quarter of 2021 driven by a significant increase in room nights stayed and to a lesser extent average daily rate ("ADR") growth, which drove higher revenue per room night, compared to the fourth quarter of 2020.
Air revenue increased in the fourth quarter of 2021 driven by an increase in air tickets sold as a result of improved demand compared to the fourth quarter of 2020.

Advertising and media revenue increased in the fourth quarter of 2021 due to growth from both trivago and Expedia Group Media Solutions.

Other revenue increased significantly in the fourth quarter of 2021 due to growth from both car and travel insurance products and as a result of other revenue being negatively impacted in the fourth quarter of 2020 by contra-revenue related to customer claims created during COVID in connection with third-party insurance.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2021	2020	Δ%	2021	2020	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$395	$276	43%	17.3%	30.0%	(1,268)
Selling and marketing - direct	878	347	153%	38.5%	37.7%	80
Selling and marketing - indirect	166	159	5%	7.3%	17.3%	(1,000)
Selling and marketing	1,044	506	106%	45.8%	55.0%	(920)
Technology and content	274	240	14%	12.0%	26.1%	(1,412)
General and administrative	183	123	50%	8.0%	13.3%	(521)
Total GAAP costs and expenses	$1,896	$1,145	66%	83.2%	124.4%	(4,121)

Adjusted Expenses - Expedia Group
Cost of revenue*	$390	$273	43%	17.1%	29.6%	(1,251)
Selling and marketing - direct	878	347	153%	38.5%	37.7%	80
Selling and marketing - indirect*	148	148	—%	6.5%	16.1%	(963)
Selling and marketing*	1,026	495	107%	45.0%	53.9%	(883)
Technology and content*	248	224	10%	10.8%	24.4%	(1,358)
General and administrative*	133	104	30%	5.9%	11.2%	(534)
Total adjusted costs and expenses	$1,797	$1,096	64%	78.9%	119.1%	(4,025)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$387	$271	43%	17.5%	30.5%	(1,302)
Selling and marketing*	1,001	481	108%	45.3%	54.2%	(891)
Technology and content*	236	211	11%	10.6%	23.8%	(1,320)
General and administrative*	125	98	31%	5.7%	10.9%	(516)
Total adjusted costs and expenses excluding trivago	$1,749	$1,061	65%	79.1%	119.4%	(4,030)
Note: Expedia Group reclassified certain prior period information to conform to the current period presentation primarily related to the classification of licensing and maintenance costs within operating expenses. Some numbers may not add due to rounding.
*Adjusted expenses are non-GAAP measures. See pages 12-20 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the fourth quarter of 2021, total GAAP and adjusted cost of revenue both increased 43%, primarily due to increased expenses from significantly higher transaction volumes including merchant fees and to a lesser extent customer service costs.
Selling and Marketing
•For the fourth quarter of 2021, total GAAP and adjusted selling and marketing expense increased 106% and 107%, respectively, primarily driven by a $531 million increase in direct costs as marketing spend increased in response to improved travel demand compared to the fourth quarter of 2020. Total GAAP and adjusted indirect costs, increased 5% and were flat, respectively. The year-over-year increase in GAAP indirect costs was also driven by higher stock-based compensation.

Technology and Content
•For the fourth quarter of 2021, total GAAP and adjusted technology and content expense increased 14% and 10%, respectively, primarily due to an increase in personnel and related costs as a result of the previously announced compensation change, which shifted discretionary bonus to salary. The year-over-year increase in GAAP technology and content expense was also driven by higher stock-based compensation.
General and Administrative
•For the fourth quarter of 2021, total GAAP and adjusted general and administrative expense increased 50% and 30%, respectively, primarily due to an increase in personnel costs related to the previously announced compensation change which shifted discretionary bonus to salary. The year-over-year increase in GAAP general and administrative expense was also driven by higher stock-based compensation.

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2021	2020	Δ%	2021	2020	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$1,522	$1,649	(8)%	17.7%	31.7%	(1,401)
Selling and marketing - direct	3,499	1,728	103%	40.7%	33.2%	746
Selling and marketing - indirect	722	799	(10)%	8.4%	15.4%	(698)
Selling and marketing	4,221	2,527	67%	49.1%	48.6%	48
Technology and content	1,074	1,068	1%	12.5%	20.5%	(805)
General and administrative	705	589	20%	8.2%	11.3%	(313)
Total GAAP costs and expenses	$7,522	$5,833	29%	87.5%	112.2%	(2,472)

Adjusted Expenses - Expedia Group
Cost of revenue*	$1,500	$1,637	(8)%	17.4%	31.5%	(1,403)
Selling and marketing - direct	3,499	1,728	103%	40.7%	33.2%	746
Selling and marketing - indirect*	626	751	(17)%	7.3%	14.5%	(717)
Selling and marketing*	4,125	2,479	66%	48.0%	47.7%	29
Technology and content*	957	999	(4)%	11.1%	19.2%	(811)
General and administrative*	522	513	2%	6.1%	9.9%	(378)
Total adjusted costs and expenses	$7,104	$5,628	26%	82.6%	108.3%	(2,563)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$1,484	$1,624	(9)%	17.9%	32.5%	(1,459)
Selling and marketing*	3,942	2,357	67%	47.6%	47.2%	39
Technology and content*	908	945	(4)%	11.0%	18.9%	(797)
General and administrative*	493	484	2%	6.0%	9.7%	(372)
Total adjusted costs and expenses excluding trivago	$6,827	$5,410	26%	82.4%	108.3%	(2,589)
Note: Expedia Group reclassified certain prior period information to conform to the current period presentation primarily related to the classification of licensing and maintenance costs within operating expenses. Some numbers may not add due to rounding.
*Adjusted expenses are non-GAAP measures. See pages 12-20 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'

Net Income (Loss) Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2021	2020	Δ%	2021	2020	Δ%
Retail	$481	$13	NM	$1,782	$298	498%
B2B	97	(52)	NM	110	(190)	NM
Unallocated overhead costs	(119)	(117)	1%	(454)	(462)	(2)%
Expedia Group (excluding trivago)	$459	$(156)	NM	$1,438	$(354)	NM
trivago(1)	20	(4)	NM	39	(14)	NM
Total Adjusted EBITDA	$479	$(160)	NM	$1,477	$(368)	NM

Net income (loss) attributable to Expedia Group common stockholders(2)	$276	$(412)	NM	$(269)	$(2,687)	(90)%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-20 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization decreased 6% in the fourth quarter of 2021. The decrease was primarily due to the completion of amortization related to certain intangible assets or sold entities.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in February 2020 to simplify our businesses and improve operational efficiencies, as well as the acceleration of further actions to adapt our business to the current environment, we recognized $1 million in restructuring and related reorganization costs in the fourth quarter of 2021. Restructuring and related reorganization charges were $25 million in the fourth quarter of 2020.
Interest and Other
Consolidated interest income increased $2 million in the fourth quarter of 2021. Consolidated interest expense decreased $18 million in the fourth quarter of 2021 primarily as a result of lower interest related to high-cost senior notes outstanding in the prior year, extinguished in March 2021 and lower interest related to our prior year revolving credit facility draw down, which we fully repaid in December 2020.

Consolidated other, net included a loss of $13 million compared to a gain of $80 million in the fourth quarter of 2021.The gain in the fourth quarter of 2020 was primarily due to a mark-to-market gain on minority equity investments.
Gain on Sale
Gain on sale in the fourth quarter of 2021 was $401 million, primarily from the sale of Egencia. The loss in the fourth quarter of 2020 was $12 million, which was related to the sale of SilverRail.

Income Taxes
The GAAP effective tax rate was 16% in the fourth quarter of 2021, compared to 21% in the fourth quarter of 2020. The change in effective tax rate was primarily due to the change in pretax income, as well as discrete items.

The effective tax rate on pretax adjusted net income was 22% in the fourth quarter of 2021 compared to 19% in the fourth quarter of 2020. The change in effective tax rate was primarily due to the change in pretax adjusted net income and discrete items.

Preferred Stock
The preferred stock dividend related to the preferred equity issued in May of 2020 was $3 million in the fourth quarter of 2021.

In October 2021, Expedia Group redeemed the remaining 50% of the outstanding Series A Preferred Stock at a price equal to 103% of the Preference Amount, plus accrued and unpaid distributions as to the redemption date using cash on-hand.

Balance Sheet, Cash Flows and Capitalization
For the three months ended December 31, 2021, consolidated net cash provided by operating activities was $285 million. Consolidated free cash flow totaled $142 million, an improvement of $655 million compared to the prior year primarily due to an increase in cash provided by operating activities from higher adjusted EBITDA.

Cash, cash equivalents and short-term investments totaled $4.3 billion at December 31, 2021 compared to $5.0 billion at September 30, 2021. The sequential decrease was driven by the redemption of the outstanding Series A preferred stock.

Restricted cash and cash equivalents, which primarily consist of traveler deposits for Vrbo bookings, was $1.7 billion at December 31, 2021 compared to $1.6 billion at September 30, 2021. Prepaid expenses and other current assets was $827 million at December 31, 2021 compared to $838 million at September 30, 2021. Deferred merchant bookings totaled approximately $5.7 billion at December 31, 2021, including approximately $800 million in deferred loyalty rewards, compared to $5.8 billion at September 30, 2021, including approximately $790 million in deferred loyalty rewards.

At December 31, 2021, Expedia Group had stock-based awards outstanding representing approximately 11 million shares of Expedia Group common stock, consisting of options to purchase approximately 5 million common shares with a $129.17 weighted average exercise price and weighted average remaining life of 4.0 years, and approximately 6 million restricted stock units (“RSUs”).

On February 1, 2022, Expedia Group provided notice to the holders of the Company’s 2.5% Notes due 2022 that the Company will redeem all of the €650 million of outstanding aggregate principal amount of such notes on March 3, 2022. The redemption price for the notes will be equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon through the redemption date.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Revenue	$2,279	$920	$8,598	$5,199
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	395	276	1,522	1,649
Selling and marketing (1)	1,044	506	4,221	2,527
Technology and content (1)	274	240	1,074	1,068
General and administrative (1)	183	123	705	589
Depreciation and amortization	199	212	814	893
Impairment of goodwill	14	—	14	799
Intangible and other long-term asset impairment	6	3	6	175
Legal reserves, occupancy tax and other	—	(2)	1	(13)
Restructuring and related reorganization charges	1	25	55	231
Operating income (loss)	163	(463)	186	(2,719)
Other income (expense):
Interest income	4	2	9	18
Interest expense	(84)	(102)	(351)	(360)
Loss on debt extinguishment	—	—	(280)	—
Gain (loss) on sale of business, net	401	(12)	456	(13)
Other, net	(13)	80	(58)	(77)
Total other income (expense), net	308	(32)	(224)	(432)
Income (loss) before income taxes	471	(495)	(38)	(3,151)
Provision for income taxes	(76)	104	53	423
Net income (loss)	395	(391)	15	(2,728)
Net (income) loss attributable to non-controlling interests	(9)	8	(3)	116
Net income (loss) attributable to Expedia Group, Inc.	386	(383)	12	(2,612)
Preferred stock dividend	(3)	(29)	(67)	(75)
Loss on redemption of preferred stock	(107)	—	(214)	—
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$276	$(412)	$(269)	$(2,687)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$1.80	$(2.89)	$(1.80)	$(19.00)
Diluted	1.70	(2.89)	(1.80)	(19.00)
Shares used in computing earnings (loss) per share (000's):
Basic	153,537	142,446	149,734	141,414
Diluted	161,920	142,446	149,734	141,414

(1) Includes stock-based compensation as follows:
Cost of revenue	$5	$3	$22	$12
Selling and marketing	18	11	96	48
Technology and content	26	16	117	69
General and administrative	50	19	183	76

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	December 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,111	$3,363
Restricted cash and cash equivalents	1,694	772
Short-term investments	200	24
Accounts receivable, net of allowance of $65 and $101	1,264	701
Income taxes receivable	85	120
Prepaid expenses and other current assets	827	654
Total current assets	8,181	5,634
Property and equipment, net	2,180	2,257
Operating lease right-of-use assets	407	574
Long-term investments and other assets	1,450	671
Deferred income taxes	766	659
Intangible assets, net	1,393	1,515
Goodwill	7,171	7,380
TOTAL ASSETS	$21,548	$18,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,333	$602
Accounts payable, other	688	496
Deferred merchant bookings	5,688	3,107
Deferred revenue	166	172
Income taxes payable	16	50
Accrued expenses and other current liabilities	824	979
Current maturities of long-term debt	735	—
Total current liabilities	9,450	5,406
Long-term debt, excluding current maturities	7,715	8,216
Deferred income taxes	58	67
Operating lease liabilities	360	513
Other long-term liabilities	413	462
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued: 1,200 and 1,200; and outstanding: 0 and 1,200	—	1,022
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 274,661 and 261,564; Shares outstanding: 150,125 and 138,074
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,229	13,566
Treasury stock - Common stock and Class B, at cost; Shares 131,813 and 130,767	(10,262)	(10,097)
Retained earnings (deficit)	(1,761)	(1,781)
Accumulated other comprehensive income (loss)	(149)	(178)
Total Expedia Group, Inc. stockholders’ equity	2,057	1,510
Non-redeemable non-controlling interests	1,495	1,494
Total stockholders’ equity	3,552	3,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,548	$18,690

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended December 31,
	2021	2020
Operating activities:
Net income (loss)	$15	$(2,728)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	715	739
Amortization of stock-based compensation	418	205
Amortization of intangible assets	99	154
Impairment of goodwill, intangible and other long-term assets	20	974
Deferred income taxes	(145)	(488)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	105	2
Realized (gain) loss on foreign currency forwards	16	(80)
(Gain) loss on minority equity investments, net	29	142
Loss on debt extinguishment	280	—
(Gain) loss on sale of business, net	(456)	13
Provision for credit losses and other, net	32	135
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(721)	1,781
Prepaid expenses and other assets	(224)	(188)
Accounts payable, merchant	777	(1,320)
Accounts payable, other, accrued expenses and other liabilities	138	(400)
Tax payable/receivable, net	10	(57)
Deferred merchant bookings	2,642	(2,576)
Deferred revenue	(2)	(142)
Net cash provided by (used in) operating activities	3,748	(3,834)
Investing activities:
Capital expenditures, including internal-use software and website development	(673)	(797)
Purchases of investments	(201)	(685)
Sales and maturities of investments	23	1,161
Cash and restricted cash divested from sale of business, net of proceeds	(60)	(21)
Other, net	(20)	79
Net cash used in investing activities	(931)	(263)
Financing activities:
Revolving credit facility borrowings	—	2,672
Revolving credit facility repayments	—	(2,672)
Proceeds from issuance of long-term debt, net of issuance costs	1,964	3,945
Payment of long-term debt	(1,706)	(750)
Debt extinguishment costs	(258)	—
Net proceeds from issuance of preferred stock and warrants	—	1,132
Redemption of preferred stock	(1,236)	—
Purchases of treasury stock	(165)	(425)
Payment of dividends to common and preferred stockholders	(67)	(123)
Proceeds from exercise of equity awards and employee stock purchase plan	503	319
Other, net	(8)	(21)
Net cash provided by (used in) financing activities	(973)	4,077
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(177)	61
Net increase in cash, cash equivalents and restricted cash and cash equivalents	1,667	41
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	4,138	4,097
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$5,805	$4,138
Supplemental cash flow information
Cash paid for interest	$342	$313
Income tax payments, net	74	108

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019	2020				2021				Full Year		Y/Y Growth
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2020	2021	Q421	2021
Gross bookings by business model
Agency	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	$8,325	$18,121	$34,279	144%	89%
Merchant	11,289	8,062	1,350	5,101	4,162	8,685	10,453	9,870	9,138	18,675	38,146	120%	104%
Total	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	$17,463	$36,796	$72,425	131%	97%

Revenue by segment
Retail	$1,961	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	$1,730	$3,993	$6,821	146%	71%
B2B	635	485	68	203	186	184	305	490	481	942	1,460	159%	55%
Corporate (Bodybuilding.com)	34	39	20	—	—	—	—	—	—	59	—	NM	NM
Expedia Group (excluding trivago)	$2,630	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	$2,211	$4,994	$8,281	149%	66%
trivago	171	154	18	70	38	46	115	163	99	280	423	162%	51%
Intercompany eliminations	(54)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	(31)	(75)	(106)	421%	44%
Total	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$5,199	$8,598	148%	65%

Revenue by geography
Domestic*	$1,573	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	$1,655	$3,511	$6,569	137%	87%
International*	1,174	892	103	471	222	245	375	785	624	1,688	2,029	182%	20%
Total	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$5,199	$8,598	148%	65%

Revenue by business model
Agency	$816	$562	$105	$329	$271	$323	$573	$800	$611	$1,267	$2,307	125%	82%
Merchant	1,590	1,340	368	1,032	521	796	1,338	1,923	1,480	3,261	5,537	184%	70%
Advertising & media and other	341	307	93	143	128	127	200	239	188	671	754	47%	12%
Total	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$5,199	$8,598	148%	65%

Adjusted EBITDA by segment
Retail	$513	$36	$(191)	$440	$13	$106	$316	$879	$481	$298	$1,782	NM	498%
B2B	101	32	(123)	(47)	(52)	(57)	(4)	74	97	(190)	110	NM	NM
Unallocated overhead costs	(165)	(143)	(106)	(96)	(117)	(103)	(116)	(116)	(119)	(462)	(454)	1%	(2)%
Expedia Group (excluding trivago)	$449	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	$459	$(354)	$1,438	NM	NM
trivago	29	(1)	(16)	7	(4)	(4)	5	18	20	(14)	39	NM	NM
Total	$478	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	$479	$(368)	$1,477	NM	NM

Net income (loss) attributable to Expedia Group common stockholders	$76	$(1,301)	$(753)	$(221)	$(412)	$(606)	$(301)	$362	$276	$(2,687)	$(269)	NM	(90)%

Worldwide lodging (merchant & agency)
Stayed room nights	91.6	69.4	19.2	48.8	36.1	37.1	56.6	77.8	62.9	173.4	234.4
Stayed room night growth	11%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%	74%	(55)%	35%
ADR growth	—%	2%	1%	8%	2%	8%	21%	19%	23%	3%	20%
Revenue per night growth	(1)%	6%	15%	14%	6%	10%	7%	17%	24%	9%	18%
Lodging revenue growth	9%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%	116%	(52)%	59%

Worldwide air (merchant & agency)
Tickets sold growth	—%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%	92%	(63)%	43%
Airfare growth	1%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%	32%	(19)%	3%
Revenue per ticket growth	(9)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%	(12)%	(67)%	69%
Air revenue growth	(8)%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%	68%	(88)%	141%

Notes:
•Advertising & Media Revenue includes third-party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

*Domestic refers to U.S. point-of-sale transactions, while International refers to non-U.S. point-of-sale transactions

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, and Expedia Cruises.
B2B: The B2B segment is comprised of our Expedia Business Services organization which consists of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended December 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$358	$73	$18	$(286)	$163
Realized gain (loss) on revenue hedges	(3)	—	—	—	(3)
Restructuring and related reorganization charges	—	—	—	1	1
Legal reserves, occupancy tax and other	—	—	—	—	—
Stock-based compensation	—	—	—	99	99
Impairment of goodwill	—	—	—	14	14
Intangible and other long-term asset impairment	—	—	—	6	6
Amortization of intangible assets	—	—	—	22	22
Depreciation	126	24	2	25	177
Adjusted EBITDA(1)	$481	$97	$20	$(119)	$479

	Three months ended December 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$(128)	$(84)	$(6)	$(245)	$(463)
Realized gain (loss) on revenue hedges	16	—	—	—	16
Restructuring and related reorganization charges	—	—	—	25	25
Legal reserves, occupancy tax and other	—	—	—	(2)	(2)
Stock-based compensation	—	—	—	49	49
Intangible and other long-term asset impairment	—	—	—	3	3
Amortization of intangible assets	—	—	—	32	32
Depreciation	125	32	2	21	180
Adjusted EBITDA(1)	$13	$(52)	$(4)	$(117)	$(160)

	Year ended December 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,277	$8	$29	$(1,128)	$186
Realized gain (loss) on revenue hedges	(17)	—	—	—	(17)
Restructuring and related reorganization charges	—	—	—	55	55
Legal reserves, occupancy tax and other	—	—	—	1	1
Stock-based compensation	—	—	—	418	418
Impairment of goodwill	—	—	—	14	14
Intangible and other long-term asset impairment	—	—	—	6	6
Amortization of intangible assets	—	—	—	99	99
Depreciation	522	102	10	81	715
Adjusted EBITDA(1)	$1,782	$110	$39	$(454)	$1,477

	Year ended December 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$(285)	$(321)	$(26)	$(2,087)	$(2,719)
Realized gain (loss) on revenue hedges	58	3	—	—	61
Restructuring and related reorganization charges	—	—	—	231	231
Legal reserves, occupancy tax and other	—	—	—	(13)	(13)
Stock-based compensation	—	—	—	205	205
Impairment of goodwill	—	—	—	799	799
Intangible and other long-term asset impairment	—	—	—	175	175
Amortization of intangible assets	—	—	—	154	154
Depreciation	525	128	12	74	739
Adjusted EBITDA(1)	$298	$(190)	$(14)	$(462)	$(368)
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$386	$(383)	$12	$(2,612)
Net income (loss) attributable to non-controlling interests	9	(8)	3	(116)
Provision for income taxes	76	(104)	(53)	(423)
Total other expense, net	(308)	32	224	432
Operating income (loss)	163	(463)	186	(2,719)
Gain (loss) on revenue hedges related to revenue recognized	(3)	16	(17)	61
Restructuring and related reorganization charges	1	25	55	231
Legal reserves, occupancy tax and other	—	(2)	1	(13)
Stock-based compensation	99	49	418	205
Depreciation and amortization	199	212	814	893
Impairment of goodwill	14	—	14	799
Intangible and other long-term asset impairment	6	3	6	175
Adjusted EBITDA	$479	$(160)	$1,477	$(368)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$386	$(383)	$12	$(2,612)
Less: Net (income) loss attributable to non-controlling interests	(9)	8	(3)	116
Less: Provision for income taxes	(76)	104	53	423
Income (loss) before income taxes	471	(495)	(38)	(3,151)
Amortization of intangible assets	22	32	99	154
Stock-based compensation	99	49	418	205
Legal reserves, occupancy tax and other	—	(2)	1	(13)
Restructuring and related reorganization charges	1	25	55	231
Impairment of goodwill	14	—	14	799
Intangible and other long-term asset impairment	6	3	6	175
Unrealized (gain) loss on revenue hedges	—	3	(5)	(8)
(Gain) loss on minority equity investments, net	22	(60)	29	142
Loss on debt extinguishment	—	—	280	—
(Gain) loss on sale of business, net	(401)	12	(456)	13
Adjusted income (loss) before income taxes	234	(433)	403	(1,453)

GAAP Provision for income taxes	(76)	104	53	423
Provision for income taxes for adjustments	25	(23)	(119)	(144)
Total Adjusted provision for income taxes	(51)	81	(66)	279
Total Adjusted income tax rate	22.0%	18.5%	16.4%	19.2%

Non-controlling interests	(13)	5	(13)	7
Preferred stock dividend	(3)	(29)	(67)	(75)
Adjusted net income (loss) attributable to Expedia Group, Inc.	$167	$(376)	$257	$(1,242)

GAAP diluted weighted average shares outstanding (000's)	161,920	142,446	149,734	141,414
Adjustment to dilutive securities (000's)	(3,921)	—	6,587	—
Adjusted weighted average shares outstanding (000's)	157,999	142,446	156,321	141,414

Diluted earnings (loss) per share	$1.70	$(2.89)	$(1.80)	$(19.00)
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$1.06	$(2.64)	$1.65	$(8.78)

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$167	$(376)	$257	$(1,242)
Less: Adjusted net income (loss) attributable to trivago	15	5	18	(11)
Adjusted net income (loss) excluding trivago	$152	$(381)	$239	$(1,231)

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$1.06	$(2.64)	$1.65	$(8.78)
Less: Adjusted earnings (loss) per share attributable to trivago	0.10	0.04	0.12	(0.07)
Adjusted earnings (loss) per share excluding trivago	$0.96	$(2.68)	$1.53	$(8.70)

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(In millions)
Net cash provided by (used in) operating activities	$285	$(385)	$3,748	$(3,834)
Headquarters capital expenditures	—	(27)	(23)	(171)
Non-headquarters capital expenditures	(143)	(101)	(650)	(626)
Less: Total capital expenditures	(143)	(128)	(673)	(797)
Free cash flow	$142	$(513)	$3,075	$(4,631)

Egencia Supplemental Information*

	Three months ended December 31,			Year ended December 31,
	2021	2020	2019	2021	2019
	(In millions)
Gross bookings	$357	$226	$1,893	$1,738	$8,296
Stayed room nights	1.1	0.8	3.6	4.9	14.0

Revenue	$29	$37	$156	$152	$608

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) for B2B*

	Three months ended December 31, 2021
	Egencia(1)	B2B (ex-Egencia)	B2B
	(In millions)
Operating income (loss)	$3	$70	$73
Depreciation	—	24	24
Adjusted EBITDA	$3	$94	$97

(1) Excludes allocations of certain expenses, primarily related to the global travel supply organization and our product and technology platform, which reside in B2B (ex-Egencia). For a reconciliation of B2B to consolidated operating income for the period, see the above Adjusted EBITDA by Segment table.

*Expedia Group completed the sale of Egencia to American Express Global Business Travel ("GBT") on November 1 and retains a minority interest in GBT. Egencia was a component of our B2B segment through November 1, 2021, and we have therefore included supplemental information regarding the Egencia business in order to allow comparison with prior periods for the ongoing B2B segment.

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
	(In millions)
Cost of revenue	$395	$276	$1,522	$1,649
Less: stock-based compensation	5	3	22	12
Adjusted cost of revenue	$390	$273	$1,500	$1,637
Less: trivago cost of revenue(1)	3	2	16	13
Adjusted cost of revenue excluding trivago	$387	$271	$1,484	$1,624

Selling and marketing expense	$1,044	$506	$4,221	$2,527
Less: stock-based compensation	18	11	96	48
Adjusted selling and marketing expense	$1,026	$495	$4,125	$2,479
Less: trivago selling and marketing expense(1)(2)	25	14	183	122
Adjusted selling and marketing expense excluding trivago	$1,001	$481	$3,942	$2,357

Technology and content expense	$274	$240	$1,074	$1,068
Less: stock-based compensation	26	16	117	69
Adjusted technology and content expense	$248	$224	$957	$999
Less: trivago technology and content expense(1)	12	13	49	54
Adjusted technology and content expense excluding trivago	$236	$211	$908	$945

General and administrative expense	$183	$123	$705	$589
Less: stock-based compensation	50	19	183	76
Adjusted general and administrative expense	$133	$104	$522	$513
Less: trivago general and administrative expense(1)	8	6	29	29
Adjusted general and administrative expense excluding trivago	$125	$98	$493	$484
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss fourth quarter 2021 financial results and certain forward-looking information on Thursday, February 10, 2022 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of February 10, 2022. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of four pillars: Expedia Services, focused on the group’s platform and technical strategy; Expedia Marketplace, centered on product and technology offerings across the organization; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.
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